Exhibit 13.4

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to the Annual Report (Form 20-F) of Birch Mountain Resources Ltd. of our report dated March 22, 2006 (except for note 22, which is as of November 10, 2006) to the shareholders of Birch Mountain Resources Ltd. with respect to the consolidated financial statements of Birch Mountain Resources Ltd. for the year ended December 31, 2005

Calgary, Alberta	Chartered Accountants
November 10, 2006